SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              August 10, 1997
              ________________________________________________
              Date of report (Date of earliest event reported)

                           Amscan Holdings, Inc.
           ______________________________________________________
             (Exact Name of Registrant as Specified in Charter)

           Delaware             000-21827            13-3911462
        ______________    _____________________    __________________
         (State of        (Commission File No.)      (IRS Employer
        Incorporation)                             Identification No.)

                             80 Grasslands Road
                          Elmsford, New York 10523
        ____________________________________________________________
           (Address of Principal Executive Offices and Zip Code)

                               (914) 345-2020
            ____________________________________________________
            (Registrant's telephone number, including area code)

                                    N/A
       _____________________________________________________________
       (Former Name or Former Address, if Changed Since Last Report)



          Item 5.   Other Events.

                    On August 10, 1997, Amscan Holdings, Inc., a
          Delaware corporation ("Amscan"), and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. ("GSCP"), a private investment fund managed by Goldman, Sachs & Co., entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a recapitalization of Amscan in which Confetti will be merged with and into Amscan ("Merger"), with Amscan as the surviving corporation. Pursuant to the Merger Agreement, each share of Amscan Common Stock will, at the election of each of Amscan's public stockholders, be exchanged for either (i) $16.50 in cash or (ii) $9.33 in cash plus a retained interest in Amscan equal to one share of Amscan Common Stock for every 150,000 shares elected (the "Mixed Consideration Option"), with fractional shares paid in cash.

                    It is expected that following the Merger, GSCP will own approximately 83% of the then outstanding shares of Amscan Common Stock, Amscan management will own approximately 7%, and the Estate of John A. Svenningsen (the "Estate"), which currently owns approximately 72% of Amscan, will own almost 10%. The Merger, which is expected to be consummated in the fourth quarter of 1997, is subject to the approval of Amscan stockholders, the availability of contemplated financing, Confetti's satisfaction that the Merger will be recorded as a recapitalization for financial reporting purposes, the expiration of antitrust waiting periods and certain other customary conditions.

                    The Merger is expected to be financed with an equity contribution of approximately $67.5 million (including contributions of Amscan Common Stock by certain employee stockholders and including issuances of restricted stock), $130 million from a senior debt facility and $110 million from the issuance of senior subordinated debt. GSCP has received a commitment from Goldman Sachs Credit Partners L.P. with respect to the senior debt facility and a highly confident letter from Goldman, Sachs & Co. with respect to the senior subordinated debt.

                    In connection with the Merger, Confetti has entered into a Voting Agreement (the "Voting Agreement") with the Estate and Christine Svenningsen, the wife of John A. Svenningsen and the executrix of the Estate, pursuant to which they have, among other things, (i) agreed to vote all their shares of Amscan Common Stock in favor of the Merger and against certain competing transactions, and to elect the Mixed Consideration Option in the Merger with respect to all such shares, (ii) agreed not to sell or transfer any of their shares of Amscan Common Stock prior to the effective time or termination of the Voting Agreement, and (iii) granted Confetti an irrevocable option to acquire their shares at a price of $9.83 per share exercisable within 90 days after termination of the Merger Agreement (other than a termination upon mutual consent or a termination by Amscan based on an actual material breach by Confetti of its obligations under the Merger Agreement). In the event that Confetti exercises its option under the Voting Agreement, it will be required to make a cash tender offer for the remaining shares of Amscan Common Stock not held by it at a price of $16.50 per share. At a meeting held on August 10, 1997, the Amscan Board of Directors approved the Merger Agreement and the Voting Agreement and approved Confetti becoming an "interested stockholder" within the meaning of Section 203 of the General Corporation Law of the State of Delaware.

                    The foregoing description of the Merger, the Merger Agreement and the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Voting Agreement, copies of which are filed as Exhibits 2.1 and
          2.2 hereto, respectively, and are incorporated herein by reference. A copy of the press release announcing the execution of the Merger Agreement is filed as Exhibit
          99.1 hereto and is incorporated herein by reference.


          Item 7.   Financial Statements, Pro Forma
                    Financial Information and Exhibits.

               (c)  Exhibits

          Exhibit No.                        Description

            2.1                         Agreement and Plan of
                                        Merger, dated as of August
                                        10, 1997, between Amscan
                                        Holdings, Inc. and Confetti
                                        Acquisition, Inc.

            2.2                         Voting Agreement, dated as
                                        of August 10, 1997, among
                                        Confetti Acquisition, Inc.,
                                        the Estate of John A.
                                        Svenningsen and Christine
                                        Svenningsen

            99.1                        Press Release dated August
                                        11, 1997



                                  Signatures

                Pursuant to the requirements of the Securities
          Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated:  August 14, 1997

                                 AMSCAN HOLDINGS, INC.

                                 By:/s/ Gerald C. Rittenberg
                                    Name: Gerald C. Rittenberg
                                    Title: President



                                 EXHIBIT INDEX

          Exhibit No.         Description

            2.1 Agreement and Plan of Merger, dated as of August 10, 1997, between Amscan Holdings, Inc. and Confetti Acquisition, Inc.

            2.2          Voting Agreement, dated as of August 10,
                         1997, among Confetti Acquisition, Inc., the
                         Estate of John A. Svenningsen and Christine
                         Svenningsen

            99.1         Press Release dated August 11, 1997